Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VAPOTHERM, INC.

Vapotherm, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That the name of the Corporation is Vapotherm, Inc. and that the Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on March 12, 2013.

SECOND:

The Certificate of Incorporation was amended and restated by each of the Second Amended and Restated Certificate of Incorporation filed on February 12, 2014, the Third Amended and Restated Certificate of Incorporation filed on March 12, 2015, the Fourth Amended and Restated Certificate of Incorporation filed on October 29, 2015, the Fifth Amended and Restated Certificate of Incorporation filed on May 10, 2017, the Sixth Amended and Restated Certificate of Incorporation filed on September 8, 2017, the Seventh Amended and Restated Certificate of Incorporation filed on December 14, 2017, the Eighth Amended and Restated Certificate of Incorporation filed on April 2, 2018, the Ninth Amended and Restated Certificate of Incorporation filed on September 27, 2018 and the Tenth Amended and Restated Certificate of Incorporation filed on November 16, 2018 (the “Amended and Restated Certificate of Incorporation”).

THIRD:

This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation and has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

FOURTH:	The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX – EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS and replacing it as follows:

“ARTICLE IX – EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

(a) Exclusive Forum. Unless the Board of Directors otherwise approves, in accordance with Section 141 of the DGCL, this Tenth Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Tenth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Tenth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each a “Covered Corporate Proceeding”).

(b) Unless the Board of Directors consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Covered Securities Proceeding” and together with “Covered Corporate Proceeding,” the “Covered Proceeding”). Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

(c) Personal Jurisdiction. If any action the subject matter of which is a Covered Corporate Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Foreign Corporate Action”), in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Corporate Action as agent for such Claiming Party.

If any action the subject matter of which is a Covered Securities Proceeding is filed in a court other than a federal district court of the United States of America (each, a “Foreign Securities Action”), in the name of a Claiming Party without the prior consent of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the federal district court of the United States of America, in connection with any Enforcement Action and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Securities Action as agent for such Claiming Party.

(d) Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 23rd day of June, 2020.

By:	/s/ John Landry
Name:	John Landry
Title:	Vice President & Chief Financial Officer, Secretary and Treasurer